Exhibit 99.1

News Release

Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE REPORTS

FISCAL 2013 FIRST QUARTER RESULTS

•                  Q1 2013 diluted earnings per share was $0.65, compares to prior year diluted earnings per share of $0.52

•                  Company reaffirms EPS guidance for fiscal full year 2013

FREMONT, CA — June 12, 2013 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal first quarter ended May 4, 2013.

FIRST QUARTER RESULTS

Net earnings for the fiscal 2013 first quarter were $33.1 million, or $0.65 diluted earnings per share, compared to net earnings of $26.9 million, or $0.52 diluted earnings per share last year.  The Company estimates that approximately $0.10 of the increase is attributable to a tuxedo prom season shift from the second quarter.  This shift is primarily caused by an earlier Easter.

Total net sales for the fiscal 2013 first quarter increased 5.1% to $616.5 million from $586.6 million for the same prior year period.  Retail segment sales for the quarter increased by 4.4% or $23.5 million and corporate apparel sales increased by 13.0% or $6.5 million as compared to the prior year quarter.

The consolidated total gross margin was up $23.9 million or 9.4% with the total gross margin rate increasing 177 basis points primarily because of the favorable penetration of tuxedo revenues.  The retail segment total gross margin was up 8.2% and the corporate apparel gross margin increased 31.6%.

SG&A expenses increased by $12.3 million or 5.8% and increased 22 basis points primarily due to higher store and non-store payroll related costs, including increased medical benefit costs, and higher advertising expense.

The table below is a summary of net sales for fiscal 2013 first quarter.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable store sales change is based on the Canadian dollar.  Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales, beginning in fiscal 2013.

Because fiscal 2012 was a 53 week year, comparable store sales for the current year are shown on a trailing 52 week basis, comparing the most relevant time periods, as well as on a fiscal period basis.  The fiscal period basis is higher than the trailing basis comparison primarily due to the favorable calendar shift for prom tuxedo rental revenues into the fiscal first quarter.  There will be an offsetting unfavorable calendar shift primarily in the second quarter resulting in a mostly neutral full year impact.

First Quarter Net Sales Summary — Fiscal 2013

			Net Sales	Comparable Store Sales Change
	Net Sales Change		Current Quarter	Current Quarter Trailing	Current Quarter Fiscal	Prior Year Quarter Fiscal
Total Retail Segment	4.4%	$23.5	$560.2
Men’s Wearhouse	8.2%	$30.4	$401.8	1.6%	7.1%	3.8%
Moores	(3.1)%	$(1.7)	$53.8	(7.0)%	(2.8)%	7.1%
K&G	(5.6)%	$(5.8)	$97.3	(6.7)%	(5.3)%	(4.0)%
MW Cleaners	8.7%	$0.6	$7.2

Corporate Apparel Segment	13.0%	$6.5	$56.4

Total Company	5.1%	$30.0	$616.5

Doug Ewert, Men’s Wearhouse president and chief executive officer, stated, “Net sales at our core flagship brand Men’s Wearhouse stores, which represented 65% of our total first quarter sales, got off to a slow start in February and were comping negatively until about President’s weekend.  After that we began to pick up in both clothing sales and tuxedo revenues.”  Men’s Wearhouse sales were up 8.2% over last year’s first quarter sales, and comparable store sales increased 1.6%.  The higher margin tuxedo rental revenues comparable store sales increased 6.5% in the first quarter of 2013 driven mainly by the Easter holiday shift allowing for an earlier prom season that increased rental rates, unit rentals, and sales of tuxedo accessories.  Additionally, an increase in clothing product average unit retails more than offset decreases in units sold per transaction and average transactions per store.

Moores, the Canadian retail brand, was 9% of the total first quarter sales and had a comparable store sales decrease of 7.0% due mainly to decreased average transactions per store and units sold per transaction.  K&G was 16% of the Company’s total first quarter sales with a comparable store sales decrease of 6.7%, with lower average transactions per store and units sold per transaction offsetting an increase in average unit retails.  Ewert noted, “The decrease in the K&G comps were in-line with internal expectations for the quarter.  However, the Moores sales were below internal expectations as we are facing headwinds in Canada.”  The Corporate Apparel segment, which represented 9% of total first quarter sales, had a sales increase of 13.0% due mainly to a higher level of customer-directed new uniform rollouts.

During the first quarter of fiscal 2013, the Company repurchased approximately 1.0 million shares for $33.0 million under our new $200.0 million share repurchase program announced in March 2013.  Additionally, on April 12, 2013, the Company amended and restated its credit facility as previously reported.

2013 GUIDANCE

The Company continues to expect diluted earnings per share in a range of $2.70 to $2.80.  However, the Company now expects Men’s Wearhouse tuxedo rental revenue comparable store sales growth to come in slightly lower to a range of +4% to +5%.  Ewert stated, “The future reservations are running slightly below our initial expectations.”  The Moores comparable store sales are now expected to be -2% to -3% on an annual basis as a result of a continued decrease in average transactions per store.  These decreases are being primarily offset by a favorable retail margin rate and lower SG&A expenses.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, June 13, 2013, Company management will host a conference call and real time webcast to review fiscal 2013 first quarter results and its outlook for fiscal 2013.

To access the conference call, dial 480-629-9692.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com.  A telephonic replay will be available through June 20, 2013 by calling 303-590-3030 and entering the access code of 4619806#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 4, 2013		April 28, 2012		February 2, 2013
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	644	3,680.5	611	3,482.3	638	3,650.0

Men’s Wearhouse and Tux	281	384.6	336	463.3	288	395.1

Moores, Clothing for Men	120	764.4	117	741.9	120	763.5

K&G (a)	96	2,282.0	98	2,329.2	97	2,299.3

Total	1,141	7,111.5	1,162	7,016.7	1,143	7,107.9

(a)  92, 91 and 92 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,141 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

May 4, 2013 AND April 28, 2012

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$423,737	68.73%	$420,469	71.68%	$3,268	0.78%	(2.95)
Tuxedo rental services	98,482	15.97%	78,489	13.38%	19,993	25.47%	2.59
Alteration and other services	37,962	6.16%	37,734	6.43%	228	0.60%	(0.28)
Total retail sales	560,181	90.86%	536,692	91.50%	23,489	4.38%	(0.64)
Corporate apparel clothing product sales	56,355	9.14%	49,882	8.50%	6,473	12.98%	0.64
Total net sales	616,536	100.00%	586,574	100.00%	29,962	5.11%	0.00

Total cost of sales	338,616	54.92%	332,525	56.69%	6,091	1.83%	(1.77)

Gross margin (a):
Retail clothing product	238,254	56.23%	231,863	55.14%	6,391	2.76%	1.08
Tuxedo rental services	83,984	85.28%	67,476	85.97%	16,508	24.46%	(0.69)
Alteration and other services	9,544	25.14%	10,176	26.97%	(632)	(6.21)%	(1.83)
Occupancy costs	(71,274)	(12.72)%	(68,698)	(12.80)%	(2,576)	(3.75)%	0.08
Total retail gross margin	260,508	46.50%	240,817	44.87%	19,691	8.18%	1.63
Corporate apparel clothing product margin	17,412	30.90%	13,232	26.53%	4,180	31.59%	4.37
Total gross margin	277,920	45.08%	254,049	43.31%	23,871	9.40%	1.77

Selling, general and administrative expenses	225,367	36.55%	213,102	36.33%	12,265	5.76%	0.22

Operating income	52,553	8.52%	40,947	6.98%	11,606	28.34%	1.54

Net interest	(223)	(0.04)%	(305)	(0.05)%	82	(26.89)%	0.02

Earnings before income taxes	52,330	8.49%	40,642	6.93%	11,688	28.76%	1.56

Provision for income taxes	19,374	3.14%	14,062	2.40%	5,312	37.78%	0.75

Net earnings including non-controlling interest	32,956	5.35%	26,580	4.53%	6,376	23.99%	0.81

Net loss attributable to non-controlling interest	135	0.02%	304	0.05%	(169)	55.59%	0.03

Net earnings attributable to common shareholders	$33,091	5.37%	$26,884	4.58%	$6,207	23.09%	0.78

Net earnings per diluted common share attributable to common shareholders	$0.65		$0.52

Weighted-average diluted common shares outstanding:	50,788		51,237

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 4,	April 28,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$155,099	$118,716
Accounts receivable, net	64,468	69,249
Inventories	598,916	606,522
Other current assets	66,544	66,392

Total current assets	885,027	860,879
Property and equipment, net	390,077	367,628
Tuxedo rental product, net	144,089	112,368
Goodwill	87,313	89,230
Intangible assets, net	31,357	33,961
Other assets	6,318	4,745

Total assets	$1,544,181	$1,468,811

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$161,533	$159,058
Accrued expenses and other current liabilities	185,133	179,172
Income taxes payable	6,366	967

Total current liabilities	353,032	339,197

Deferred taxes and other liabilities	92,099	100,935

Total liabilities	445,131	440,132

Equity:
Preferred stock	—	—
Common stock	728	721
Capital in excess of par	388,497	368,025
Retained earnings	1,214,087	1,113,130
Accumulated other comprehensive income	33,824	44,647
Treasury stock, at cost	(550,815)	(510,615)

Total equity attributable to common shareholders	1,086,321	1,015,908

Non-controlling interest	12,729	12,771

Total equity	1,099,050	1,028,679

Total liabilities and equity	$1,544,181	$1,468,811

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE THREE MONTHS ENDED

May 4, 2013 AND April 28, 2012

(In thousands)

	Three Months Ended
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$32,956	$26,580
Non-cash adjustments to net earnings:
Depreciation and amortization	21,355	20,681
Tuxedo rental product amortization	7,328	5,988
Other	10,339	11,944
Changes in operating assets and liabilities	(1,312)	127

Net cash provided by operating activities	70,666	65,320

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,127)	(30,664)
Proceeds from sales of property and equipment	38	8

Net cash used in investing activities	(25,089)	(30,656)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,359	3,233
Cash dividends paid	(9,263)	(9,357)
Deferred financing costs	(1,771)	—
Tax payments related to vested deferred stock units	(3,310)	(4,017)
Excess tax benefits from share-based plans	199	1,960
Repurchases of common stock	(33,009)	(33,866)

Net cash used in financing activities	(45,795)	(42,047)

Effect of exchange rate changes	(746)	793

DECREASE IN CASH AND CASH EQUIVALENTS	(964)	(6,590)

Balance at beginning of period	156,063	125,306
Balance at end of period	$155,099	$118,716